Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Form S-8 No. 333-229684 and Form S-3 No. 333-228722) of Waitr Holdings Inc. of our report dated March 14, 2019, relating to the consolidated financial statements of Waitr Holdings Inc. appearing in this Annual Report on Form 10-K for the years ended December 31, 2018 and 2017.

/s/ Moss Adams LLP

Los Angeles, California

March 14, 2019